Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Announces Results of Offer to Exchange Common Shares for

Outstanding 6.625% Trust Preferred Securities

BIRMINGHAM, Ala. – (BUSINESS WIRE) – June 18, 2009 – Regions Financial Corporation (NYSE:RF) announced today the results of the previously announced offer to exchange up to 110 million of its common shares for outstanding 6.625% Trust Preferred Securities (the “Trust Preferred Securities”) issued by Regions Financing Trust II (the “Exchange Offer”).

As of 11:59 p.m., New York City time, on June 17, 2009, the expiration date for the Exchange Offer, approximately $202 million in aggregate liquidation amount of the Trust Preferred Securities, representing approximately 28.9% of the $700 million aggregate liquidation amount of Trust Preferred Securities outstanding prior to the Exchange Offer, had been validly tendered and not validly withdrawn in the Exchange Offer. Regions has accepted for exchange all Trust Preferred Securities validly tendered and not validly withdrawn in the Exchange Offer. An aggregate of approximately 33 million shares of Regions’ common stock will be issued upon settlement of the Exchange Offer. Regions expects that settlement of the Exchange Offer will occur on June 22, 2009.

In the aggregate, the Exchange Offer will result in the retirement of approximately $202 million liquidation amount of Trust Preferred Securities and the issuance of approximately 33 million of Regions common shares. Following settlement of the Exchange Offer, approximately $498 million liquidation amount of Trust Preferred Securities will remain outstanding.

Goldman, Sachs & Co. and J.P. Morgan Securities Inc. acted as co-dealer managers and Global Bondholder Services Corporation acted as exchange agent and information agent for the Exchange Offer.

About Regions Financial Corporation

Regions Financial Corporation, with $142 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates 1,900 banking offices and approximately 2,300 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.